Computation of Ratio of Earnings to Fixed Charges

                                                               Fiscal Year Ended
                          40 Weeks Ended                  The Last Saturday in December
                       ---------------------  -------------------------------------------------------
                       October 1, October 2,
                          1994       1993      1989      1990      1991      1992      1993
                          ----       ----      ----      ----      ----      ----      ----
                                         (In thousands of dollars)
Earnings:
  Pretax income          $139,480  $164,501  $104,329  $194,941  $ 72,078  $ 87,066  $146,985
  Fixed charges, net      120,769   117,877   117,865   105,726   102,303    97,111    77,667

 Total earnings          $260,249  $282,378  $222,194  $300,667  $174,381  $184,177  $224,652
                         ========  ========  ========  ========  ========  ========  ========

Fixed charges:
  Interest expense       $ 96,425  $ 93,643  $ 93,353  $ 81,102  $ 78,029   $75,692   $59,081
  Portion of rental
     charges deemed to
     be interest           22,945    22,836    22,907    23,027    22,969    21,169    17,646
  Capitalized interest
     and debt issuance
     cost amortization      2,163     1,250     1,464     1,287     1,005       254       705

     Total fixed charges $121,533  $117,729  $117,724  $105,416  $102,003   $97,115   $77,432
                         ========  ========  ========  ========  ========   =======   =======

Ratio of earnings
 to fixed charges            2.14      2.40      1.89      2.85      1.71      1.90     2.90
                             ====      ====      ====      ====      ====      ====     ====

"Earnings" consists of income before income taxes and fixed charges excluding capitalized interest. Capitalized interest amortized during the respective periods is added back to earnings.

"Fixed charges, net" consists of interest expense, an estimated amount of rental expense which is deemed to be representative of the interest factor and amortization of capitalized interest and debt issuance cost.

The pro forma ratio of earnings to fixed charges is omitted as it is not applicable.